NEWS RELEASE
Five Below, Inc. Announces Third Quarter Fiscal 2023 Financial Results
Q3 Net Sales Increase of 14.2%
Q3 Comparable Sales Increase of 2.5% with a 3.1% Increase in Comparable Transactions
Raises Midpoint of Fiscal 2023 Guidance
PHILADELPHIA, PA – (November 29, 2023) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the third quarter and year to date period ended October 28, 2023.

For the third quarter ended October 28, 2023:
•Net sales increased by 14.2% to $736.4 million from $645.0 million in the third quarter of fiscal 2022; comparable sales increased by 2.5% versus the third quarter of fiscal 2022.
•The Company opened 74 new stores and ended the quarter with 1,481 stores in 43 states. This represents an increase in stores of 14.6% from the end of the third quarter of fiscal 2022.
•Operating income was $16.1 million compared to $20.9 million in the third quarter of fiscal 2022.
•The effective tax rate was 25.4% compared to 24.6% in the third quarter of fiscal 2022.
•Net income was $14.6 million compared to $16.1 million in the third quarter of fiscal 2022.
•Diluted income per common share was $0.26 compared to $0.29 in the third quarter of fiscal 2022.
•The Company repurchased approximately 500,000 shares in the third quarter of fiscal 2023 at a cost of approximately $80.0 million.

Joel Anderson, President and CEO of Five Below, said, "We are very pleased with our results and operational execution in the third quarter. We exceeded our guidance for sales, comparable sales and EPS, as our value offering resonated with customers and we effectively capitalized on multiple trends. We opened a record 74 new stores in the third quarter and are on track to open over 200 new stores for the year. We have also successfully converted over 400 stores to our new Five Beyond format, ending the third quarter with approximately 50% of our comparable store base in this format."

Mr. Anderson continued, "We entered the all-important holiday quarter ready to Wow our customers with an outstanding assortment of gifts and stocking stuffers at incredible value. We are well-positioned to execute this holiday season and deliver on our goals for the year."

For the year to date period ended October 28, 2023:
•Net sales increased by 13.7% to $2.22 billion from $1.95 billion in the year to date period of fiscal 2022; comparable sales increased by 2.6% versus the year to date period of fiscal 2022.
•The Company opened 141 new stores compared to 102 new stores in the year to date period of fiscal 2022.
•Operating income was $117.1 million compared to $119.3 million in the year to date period of fiscal 2022.
•The effective tax rate was 23.1% compared to 24.6% in the year to date period of fiscal 2022.
•Net income was $98.9 million compared to $90.2 million in the year to date period of fiscal 2022.
•Diluted income per common share was $1.78 compared to $1.62 in the year to date period of fiscal 2022. The benefit from share-based accounting was approximately $0.07 in the year to date period of fiscal 2023 compared to approximately $0.03 in the year to date period of fiscal 2022.

Fourth Quarter and Fiscal 2023 Outlook:
The Company expects the following results for the fourth quarter and full year fiscal 2023:

For the fourth quarter of Fiscal 2023:
•Net sales are expected to be in the range of $1.32 billion to $1.35 billion based on opening over 60 new stores and assuming an approximate 2% to 3% increase in comparable sales.
•Net income is expected to be in the range of $201 million to $211 million.
•Diluted income per common share is expected to be in the range of $3.64 to $3.80 on approximately 55.4 million diluted weighted average shares outstanding.

For the full year of Fiscal 2023:
•Net sales are expected to be in the range of $3.54 billion to $3.57 billion based on opening over 200 new stores and assuming an approximate 2.5% increase in comparable sales.
•Net income is expected to be in the range of $300 million to $310 million.
•Diluted income per common share is expected to be in the range of $5.40 to $5.56 on approximately 55.6 million diluted weighted average shares outstanding.
•The 53rd week is expected to contribute approximately $40 million in sales and approximately $0.08 in diluted income per common share.
•Gross capital expenditures are expected to be approximately $335 million in fiscal 2023.

Share Repurchase Program:
On November 27, 2023, the Company announced that the Board of Directors retired the Company’s current share repurchase program and approved a new share repurchase program authorizing the repurchase of up to $100 million of the Company’s common shares through November 27, 2026. The number of common shares actually repurchased, and the timing and price of repurchases, will depend upon market conditions, Securities and Exchange Commission requirements, and other factors. Shares may be repurchased from time to time on the open market, in privately negotiated transactions, or otherwise. Purchases may be started or stopped at any time without prior notice depending on market conditions and other factors.

Conference Call Information:
A conference call to discuss the financial results for the third quarter and year to date period of fiscal 2023 is scheduled for today, November 29, 2023, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com, where a replay will be available shortly after the conclusion of the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to the inability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to inflation and increasing commodity prices, risks related to potential systematic failure of the banking system in the United States or globally, risks related to extreme weather, pandemic outbreaks, global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond offering, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,500 stores in 43 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, X and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations & Treasury
215-207-2658
InvestorRelations@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	October 28, 2023	January 28, 2023	October 29, 2022
Assets
Current assets:
Cash and cash equivalents	$162,928	$332,324	$44,229
Short-term investment securities	—	66,845	72,722
Inventories	763,349	527,720	701,561
Prepaid income taxes and tax receivable	23,906	8,898	25,389
Prepaid expenses and other current assets	140,816	130,592	113,147
Total current assets	1,090,999	1,066,379	957,048
Property and equipment, net	1,075,275	925,530	880,469
Operating lease assets	1,475,095	1,319,132	1,312,437
Other assets	16,069	13,870	13,761
	$3,657,438	$3,324,911	$3,163,715

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	349,340	221,120	279,836
Income taxes payable	—	19,928	—
Accrued salaries and wages	19,357	25,420	14,140
Other accrued expenses	158,272	136,316	152,260
Operating lease liabilities	231,197	199,776	193,614
Total current liabilities	758,166	602,560	639,850
Other long-term liabilities	4,625	4,296	4,307
Long-term operating lease liabilities	1,455,358	1,296,975	1,293,692
Deferred income taxes	61,364	59,151	41,378
Total liabilities	2,279,513	1,962,982	1,979,227
Shareholders’ equity:
Common stock	551	555	555
Additional paid-in capital	177,877	260,784	254,663
Retained earnings	1,199,497	1,100,590	929,270
Total shareholders’ equity	1,377,925	1,361,929	1,184,488
	$3,657,438	$3,324,911	$3,163,715

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net sales	$736,405	$645,034	$2,221,633	$1,953,557
Cost of goods sold	513,577	437,226	1,499,422	1,310,463
Gross profit	222,828	207,808	722,211	643,094
Selling, general and administrative expenses	206,705	186,874	605,082	523,820
Operating income	16,123	20,934	117,129	119,274
Interest income and other income	3,434	483	11,423	341
Income before income taxes	19,557	21,417	128,552	119,615
Income tax expense	4,963	5,271	29,645	29,407
Net income	$14,594	$16,146	$98,907	$90,208
Basic income per common share	$0.26	$0.29	$1.78	$1.62
Diluted income per common share	$0.26	$0.29	$1.78	$1.62
Weighted average shares outstanding:
Basic shares	55,452,533	55,509,525	55,592,536	55,551,382
Diluted shares	55,576,140	55,683,609	55,717,987	55,720,792

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022
Operating activities:
Net income	$98,907	$90,208
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	93,652	76,698
Share-based compensation expense	13,366	18,117
Deferred income tax expense	2,213	5,222
Other non-cash expenses	172	364
Changes in operating assets and liabilities:
Inventories	(235,629)	(246,457)
Prepaid income taxes and tax receivable	(15,008)	(14,064)
Prepaid expenses and other assets	(12,530)	(21,787)
Accounts payable	123,374	79,046
Income taxes payable	(19,928)	(28,096)
Accrued salaries and wages	(6,063)	(39,399)
Operating leases	33,841	27,271
Other accrued expenses	15,521	7,895
Net cash provided by (used in) operating activities	91,888	(44,982)
Investing activities:
Purchases of investment securities and other investments	(128,950)	(31,815)
Sales, maturities, and redemptions of investment securities	195,795	273,951
Capital expenditures	(231,921)	(173,589)
Net cash (used in) provided by investing activities	(165,076)	68,547
Financing activities:
Cash paid for Revolving Credit Facility financing costs	—	(248)
Net proceeds from issuance of common stock	440	464
Repurchase and retirement of common stock	(80,541)	(40,007)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	288	111
Common shares withheld for taxes	(16,395)	(4,629)
Net cash used in financing activities	(96,208)	(44,309)
Net decrease in cash and cash equivalents	(169,396)	(20,744)
Cash and cash equivalents at beginning of period	332,324	64,973
Cash and cash equivalents at end of period	$162,928	$44,229